Pricing Supplement dated January 12, 2010
(To the Prospectus dated January 11, 2010; Prospectus
Supplement dated January 11, 2010; and Product Prospectus
Supplement dated January 11, 2010)

================================================================================

[RBC LOGO]                                $500,000
                        Reverse Convertible Notes due March 17, 2010
               Linked to the Common Stock of a Single Reference Stock Issuer

================================================================================

Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus January 11, 2010, the product prospectus supplement dated January 11, 2010 and the prospectus supplement dated January 11, 2010.

General: This pricing supplement relates to one (1) separate Reverse Convertible Notes ("RevCons") offering. The Notes offered hereby are collectively referred to as the "Notes".

Issuer:                       Royal Bank of Canada ("Royal Bank")

Issue:                        Senior Medium-Term Notes, Series C

Pricing Date:                 January 12, 2010

Issuance Date:                January 15, 2010

Valuation Date:               March 12, 2010

Maturity Date:                March 17, 2010

Denominations:                Minimum denomination of $1,000, and integral
                              multiples of $1,000 thereafter.

Deposit Currency              U.S. Dollars

Coupon Payment:               Each coupon will be paid in equal monthly
                              payments. (30/360)

                              The coupon will be paid on the 15th day of each
                              month, unless that day is not a business day, in
Coupon Payment Date (s):      which case the coupon payment date will be the
                              following day that is a business day. The final coupon will be paid on the Maturity Date.

  RevCon     Principal    Reference Stock                    Ticker     Coupon    Strike     Barrier     Term         CUSIP
  -------    ---------    ---------------                    ------     ------    ------     -------     ----         -----
    No.       Amount                                                     Rate     Price       Price
    ---       ------                                                     ----     -----       -----

   1802       $500,000    Morgan Stanley                       MS        6.10%    $31.13      $24.90    2 month      78008HVK3

Term:                         As set forth above

Initial Share Price:          The price of the Reference Stock on the Pricing
                              Date, as quoted on the principal national securities exchange (or any successor) on which that security is listed for trading.

Final Share Price:            The price of the Reference Stock on the Valuation
                              Date, as quoted on the principal national securities exchange (or any successor) on which that security is listed for trading.

Payment at Maturity (if held  For each $1,000 Principal Amount of the Notes, the
to maturity):                 investor will receive $1,000 plus any accrued and
                              unpaid interest at maturity unless:

                              (i)   the Final Stock Price is less than the
                                    Initial Stock Price; and

                              (ii)  (a) for notes subject to Intra-Day
                                    Monitoring, at any time during the
                                    Monitoring Period, the trading price of the Reference Stock is less than the Barrier Price, or

                                    (b) for notes subject to Close of Trading
                                    Day Monitoring, on any day during the
                                    Monitoring Period, the closing price of the Reference Stock is less than the Barrier Price.

                              If the conditions described in (i) and (ii) are both satisfied, then at maturity the investor will receive, instead of the Principal Amount of the Notes, in addition to any accrued and unpaid interest, the number of shares of the Reference Stock equal to the Physical Delivery Amount, or at our election, the cash value thereof. If we elect to deliver shares of the Reference Stock, fractional shares will be paid in cash.

                              Investors in these Notes could lose some or all of their investment at maturity if there has been a decline in the trading price of the Reference Stock.

Monitoring Period:            From and excluding the Pricing Date to and
                              including the Valuation Date

Monitoring Method:            Close of Trading Day

Physical Delivery Amount:     For each $1,000 Principal Amount, a number of
                              shares of the Reference Stock equal to the Principal Amount divided by the Initial Share
                              Price. If this number is not a round number then the number of shares of the Reference Stock to be delivered will be rounded down and the fractional part shall be paid in cash.

Secondary Market:             RBC Capital Markets Corporation (or one of its
                              affiliates), though not obligated to do so, plans to maintain a secondary market in the Notes after the Issuance Date. The amount that an investor may receive upon sale of their Notes prior to maturity may be less than the Principal Amount of such Notes.

Calculation Agent:            The Bank of New York

Listing:                      None

Settlement:                   DTC global notes

Terms Incorporated In the     All of the terms appearing above the item
Master Note                   captioned "Secondary Market" on the cover page of
                              this pricing supplement and the terms appearing under the caption "Specific Terms of the Reverse
                              Convertible Notes" in the product supplement with respect to reverse convertible notes dated January
                              11, 2010.

Investing in the Notes involves a number of risks. See "Risk Factors" beginning on page S-1 of the prospectus supplement dated January 11, 2010 and "Additional Risk Factors Specific To Your Notes" beginning on page PS-1 of the product prospectus supplement dated January 11, 2010 and "Selected Risk Considerations" in this pricing supplement.


The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.


The Notes are not offered or sold and will not be offered or sold in Hong Kong, other than (i) to persons whose ordinary business is to buy or sell shares or debentures (whether as principal or agent); or (ii) to "professional investors" as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (iii) in other circumstances which do not result in the document being a "prospectus" as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance.

No advertisement, invitation or document relating to the Notes, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted top do so under the securities laws of Hong Kong) will be issued other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.


The price at which you purchase the Notes includes hedging costs and profits that Royal Bank or its affiliates expect to incur or realize. These costs and profits will reduce the secondary market price, if any secondary market develops, for the Notes. As a result, you will experience an immediate and substantial decline in the value of your Notes on the issue date.

The Notes will not constitute deposits insured under the Canada Deposit Insurance Corporation Act or by the United States Federal Deposit Insurance Corporation or any other Canadian or United States government agency or instrumentality.

                                                                                           Proceeds to Royal Bank of
                                    Price to Public              Agent's Commission                 Canada
                                    ---------------              ------------------                 ------
 RevCon# 1802                             100%                         1.50%                        98.50%
                                        $500,000                     $7,500.00                    $492,500.00



                         RBC Capital Markets Corporation
                                January 12, 2010

                     ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this pricing supplement together with the prospectus dated January 11, 2010, as supplemented by the prospectus supplement dated January 11, 2010 and the product prospectus supplement dated January 11, 2010, relating to our Senior Global Medium-Term Notes, Series C, of which these Notes are a part. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in "Risk Factors" in the prospectus supplement dated January 11, 2010 and "Additional Risk Factors Specific to Your Notes" in the product prospectus supplement dated January 11, 2010, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

o    Prospectus dated January 11, 2010:
     http://www.sec.gov/Archives/edgar/data/1000275/000121465910000063/
     m18100424b3.htm

o    Prospectus Supplement dated January 11, 2010:
     http://www.sec.gov/Archives/edgar/data/1000275/000121465910000064/
     f17102424b3.htm

o    Product Prospectus Supplement dated January 11, 2010:
     http://www.sec.gov/Archives/edgar/data/1000275/000121465910000082/
     m110100424b5.htm

Our SEC file number is 333-139359. As used in this pricing supplement, the "Company," "we," "us," or "our" refers to Royal Bank of Canada.




Hypothetical Examples of Amounts Payable at Maturity

The examples set forth below are provided for illustration purposes only. Assumptions in each of the examples are purely fictional and do not relate to any actual Reference Stock performance. The hypothetical terms do not represent the terms of an actual Note and do not purport to be representative of every possible scenario concerning increases or decreases in the price of the Reference Stock on the Valuation Date relative to its price on the Pricing Date. We cannot predict the Reference Stock performance.

The table below illustrates the Payment at Maturity of the Notes (excluding the final Coupon), assuming an Initial Share Price of $100, a Barrier Price of 80% and an initial investment of $1,000. Hypothetical Final Share Prices are shown in the first column on the left. For this purpose, we have assumed that there will be no anti-dilution adjustments to the Final Share Price and no market disruption events. The second column shows the Payment at Maturity (as a percentage of the Principal Amount) in the case where the market price of the Reference Stock does not fall below the Barrier Price at any time during the Monitoring Period. The third column shows the Payment at Maturity (as a percentage of the Principal Amount) in the case where the market price of the Reference Stock does fall below the Barrier Price during the Monitoring Period. The fourth column shows the Physical Delivery Amount as a number of shares of the Reference Stock. The fifth column shows the Cash Delivery Amount, should we elect to deliver the Cash Delivery Amount instead of the Physical Delivery Amount.

                             If the closing         If the closing
                          market price of the     market price of the
                            Reference Stock         Reference Stock
                          does not fall below       falls below the
                          the Barrier Price on     Barrier Price on
                           any day during the     any day during the         Physical
                           Monitoring Period:     Monitoring Period:         Delivery
                               Payment at             Payment at            Amount as
                              Maturity as             Maturity as           Number of
     Hypothetical            Percentage of           Percentage of        Shares of the
      Final Share              Principal               Principal             Reference          Cash Delivery
         Price                   Amount                 Amount                Stock                Amount
    ----------------------------------------------------------------------------------------------------------
         $200                   100.00%                 100.00%                n/a                   n/a
    ----------------------------------------------------------------------------------------------------------
         $175                   100.00%                 100.00%                n/a                   n/a
    ----------------------------------------------------------------------------------------------------------
         $150                   100.00%                 100.00%                n/a                   n/a
    ----------------------------------------------------------------------------------------------------------
         $125                   100.00%                 100.00%                n/a                   n/a
    ----------------------------------------------------------------------------------------------------------
         $100                   100.00%                 100.00%                n/a                   n/a
    ----------------------------------------------------------------------------------------------------------
                                                    Physical or Cash
          $90                   100.00%             Delivery Amount             10                  $900
    ----------------------------------------------------------------------------------------------------------
                                                    Physical or Cash
          $80                   100.00%             Delivery Amount             10                  $800
    ----------------------------------------------------------------------------------------------------------
                                                    Physical or Cash
        $79.50                    n/a               Delivery Amount             10                  $795
    ----------------------------------------------------------------------------------------------------------
                                                    Physical or Cash
          $70                     n/a               Delivery Amount             10                  $700
    ----------------------------------------------------------------------------------------------------------
                                                    Physical or Cash
          $60                     n/a               Delivery Amount             10                  $600
    ----------------------------------------------------------------------------------------------------------
                                                    Physical or Cash
          $50                     n/a               Delivery Amount             10                  $500
    ----------------------------------------------------------------------------------------------------------
                                                    Physical or Cash
          $40                     n/a               Delivery Amount             10                  $400
    ----------------------------------------------------------------------------------------------------------
                                                    Physical or Cash
         $0.00                    n/a               Delivery Amount             10                  $0.00
    ----------------------------------------------------------------------------------------------------------


The payments at maturity shown above are entirely hypothetical; they are based on market prices for the Reference Stock that may not be achieved on the Valuation Date and on assumptions that may prove to be erroneous. The actual market value of your Notes on the Maturity Date or at any other time, including any time you may wish to sell your Notes, may bear little relation to the hypothetical payments at maturity shown above, and those amounts should not be viewed as an indication of the financial return on an investment in the offered Notes or on an investment in the Reference Stock. Please read "Additional Risk Factors Specific to Your Notes" and "Hypothetical Returns on Your Notes" in the accompanying product prospectus supplement dated January 11, 2010.

Payments on your Notes are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on your Notes are economically equivalent to the amounts that would be paid on a combination of an interest-bearing bond bought, and an option sold, by the investor (with an implicit option premium paid over time to the investor). The discussion in this paragraph does not modify or affect the terms of the offered Notes or the United States or Canadian income tax treatment of the offered Notes as described under "Supplemental Discussion of Canadian Tax Consequences" and "Supplemental Discussion of Federal Income Tax Consequences" in the accompanying product prospectus supplement dated January 11, 2010.

Selected Purchase Considerations

o Market Disruption Events and Adjustments --The Payment at Maturity and the Valuation Date are subject to adjustment as described in the product prospectus supplement dated January 11, 2010. For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see "General Terms of the Reverse Convertible Notes--Consequences of Market Disruption Events" in the product prospectus supplement dated January 11, 2010.

o Principal At Risk -- Investors in these Notes could lose some or a substantial value of their investment at maturity if there has been a decline in the trading price of the Reference Stock.

o    Certain U.S. Federal Income Tax Considerations:

     o RevCon 78008HVK3 (MS): 0.24% of each stated interest payment (6.10% in total) will be treated as an interest payment and 5.86% of each stated interest payment (6.10% in total) will be treated as payment for the Put Option for U.S. federal income tax purposes.

     For further discussion of the tax consequences applicable to an investor, please see the accompanying prospectus dated January 11, 2010, prospectus supplement dated January 11, 2010 and product prospectus supplement dated January 11, 2010.



Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Reference Stock. These risks are explained in more detail in the section "Additional Risk Factors Specific to Your Notes" in the product prospectus supplement dated January 11, 2010. In addition to the risks described in the prospectus supplement dated January 11, 2010 and the product prospectus supplement dated January 11, 2010, you should consider the following:

o You May Lose Some or All of Your Principal Amount -- You may receive a lower payment at maturity than you would have received if you had invested in the Reference Stock directly. If the Reference Stock performance is not positive, you may receive a payment at maturity of less than the Principal Amount of your Notes.

o The Inclusion in the Purchase Price of the Notes of A Selling Concession and of Royal Bank's Cost of Hedging its Market Risk under the Notes Will Adversely Affect the Value of the Notes Prior to Maturity -- The price at which you purchase the Notes includes a selling concession (including a broker's commission), as well as the costs that Royal Bank (or one of its affiliates) expects to incur in the hedging of its market risk under the Notes. Such hedging costs include the expected cost of undertaking this hedge, as well as the profit that Royal Bank (or its affiliates) expects to realize in consideration for assuming the risks inherent in providing such hedge. As a result, assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Notes prior to maturity may be less than your original purchase price. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.



Information Regarding the Issuers of the Reference Stocks

The Reference Stock is registered under the Securities Exchange Act of 1934. Companies with securities registered under that Act are required to file periodically certain financial and other information specified by the Securities and Exchange Commission. Information provided to or filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC or through the SEC's website at www.sec.gov. In addition, information regarding the Reference Stock may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.

The following information regarding the issuer of the Reference Stock is derived from publicly available information.

We make no representation or warranty as to the accuracy or completeness of reports filed by the issuer with the SEC, information published by it on its website or in any other format, information about it obtained from any other source or the information provided below.

     o Morgan Stanley, a bank holding company, provides diversified financial services on a worldwide basis. The Company operates a global securities business which serves individual and institutional investors and investment banking clients. Morgan Stanley also operates a global asset management business.

               o Information filed with the SEC under the Exchange Act can be located by referencing its SEC file number: 001-11758

                             Historical Information

The graph below sets forth the historical performance of the Reference Stock. In addition, below the graph is a table setting forth the intra-day high, intra-day low and period-end closing prices of the Reference Stock. The information provided in the table is for the four calendar quarters of 2006, 2007, 2008, and 2009 as well as for the period from January 1, 2010 through January 11, 2010.

We obtained the information regarding the historical performance of the Reference Asset in the chart below from Bloomberg Financial Markets and Factset Research Systems Inc.

We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets and Factset Research Systems Inc. The historical performance of the Reference Asset should not be taken as an indication of future performance, and no assurance can be given as to the price of the Reference Asset on the Valuation Date. We cannot give you assurance that the performance of the Reference Asset will result in any return in addition to your initial investment.

                               Morgan Stanley (MS)
                                (Jan-00 - Jan-09)
                                 [CHART OMITTED]



   Period-          Period-End          High Intra-Day           Low Intra-Day           Period-End Closing
  Start Date           Date              Price of the             Price of the               Price of the
                                      Reference Stock in       Reference Stock in        Reference Stock in
                                             ($)                      ($)                       ($)
  ----------           ----                  ---                      ---                       ---
   1/1/2006          3/31/2006             53.3183                  47.1007                   52.1478
   4/1/2006          6/30/2006             54.7876                  45.2579                   52.4716
   7/1/2006          9/29/2006             61.138                   49.9563                   60.5237
  9/30/2006         12/29/2006             69.2316                  59.9758                   67.5963

   1/1/2007          3/30/2007             70.2775                  58.3571                   65.3799
  3/31/2007          6/29/2007             75.499                   64.1347                   69.63
  6/30/2007          9/28/2007             73.64                    54.9                      63
  9/29/2007         12/31/2007             69.23                    47.25                     53.11

   1/1/2008          3/31/2008             53.4                     33.56                     45.7
   4/1/2008          6/30/2008             51.55                    35.72                     36.07
   7/1/2008          9/30/2008             46.58                    11.7                      23
  10/1/2008         12/31/2008             26.73                     6.71                     16.04

   1/1/2009          3/31/2009             27.27                    13.1                      22.77
   4/1/2009          6/30/2009             31.988                   20.69                     28.51
   7/1/2009          9/30/2009             33.3299                  24.85                     30.88
  10/1/2009         12/31/2009             35.78                    28.75                     29.6

   1/1/2010          1/11/2010             33.27                    30.63                     32.04


              PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

                        Supplemental Plan of Distribution

     We expect that delivery of the Notes will be made against payment for the Notes on or about January 15, 2010, which is the third (3rd) business day following the Pricing Date (this settlement cycle being referred to as "T+3"). See "Plan of Distribution" in the prospectus supplement dated January 11, 2010.

Supplemental Discussion of Canadian Tax Consequences

The following section supplements the tax discussion under the accompanying prospectus dated January 11, 2010, prospectus supplement dated January 11, 2010 and product prospectus supplement dated January 11, 2010 and is subject to the limitations and exceptions set forth therein. This discussion is only applicable to you if you are a Non-Resident Holder (as defined in the accompanying prospectus).

Based on the current administrative practices and policies of the Canada Revenue Agency, interest paid or credited or deemed for purposes of the Income Tax Act (Canada) (the "Act") to be paid or credited on a Note to a Non-Resident Holder will not be subject to Canadian non-resident withholding tax where we deal at arm's length for the purposes of the Act with the Non-Resident Holder at the time of such payment.


Anti-dilution Adjustments

Anti-dilution adjustments shall be determined according to "General Terms of the Reverse Convertible Notes--Anti-dilution Adjustments" beginning on page PS-10 of the product prospectus supplement dated January 11, 2010, except that, in connection with reverse stock splits, the Initial Reference Stock Price will not be adjusted, unless the reverse stock split occurs after the Pricing Date and on or before the Valuation Date.

               No dealer, salesman or other person has been authorized to give any information or to make any representation not contained in this pricing supplement or the accompanying prospectus, prospectus supplement or product prospectus supplement and, if given or made, such information or representation must not be relied upon as having been authorized by Royal Bank of Canada or the Underwriter. This pricing supplement, the accompanying prospectus, prospectus supplement and product prospectus supplement do not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities described in this pricing supplement nor do they constitute an offer to sell or a solicitation of an offer to buy the securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The delivery of this pricing supplement, the accompanying prospectus, prospectus supplement and product prospectus supplement at any time does not imply that the information they contain is correct as of any time subsequent to their respective dates.



                                    $500,000




                                   [RBC LOGO]
                              Royal Bank of Canada

                    Senior Global Medium-Term Notes, Series C

                  Reverse Convertible Notes due March 17, 2010


                                January 12, 2010